Exhibit 10.4

SEVERANCE BENEFIT AGREEMENT

THIS SEVERANCE BENEFIT AGREEMENT (“Agreement”) made and entered into as of [DATE] (the “Effective Date”) by and between Ball Corporation (the “Corporation”) having its corporate headquarters located at 9200 W. 108th Avenue, Westminster, Colorado 80021, and [NAME] (the “Executive”).

WHEREAS, the Corporation and Executive desire that the Executive continue as an employee of the Corporation;

WHEREAS, this Agreement sets forth certain terms should the employment relationship of the Executive with the Corporation terminate during the term (as hereinafter defined); and

WHEREAS, in order to receive the lump sum amounts payable under subsection 3(a)(iii) of this Agreement, the Executive must execute the Release (attached hereto as Exhibit 3(a)(iii)) provided for in this Agreement and allow the Release to become effective.

NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

1.Term of Agreement.  The term of this Agreement shall commence as of the Effective Date, and shall continue until [DATE] (the “Term”); provided, however, that commencing on [DATE] and on each [DATE] (the “Renewal Date”) thereafter, the Term of this Agreement shall be extended automatically for one (1) additional year. Notwithstanding the foregoing, the Corporation may terminate this Agreement by giving notice to the Executive no later than sixty (60) days prior to the Renewal Date of the Corporation’s intent to terminate this Agreement with effective agreement termination date no earlier than two (2) years from the impending Renewal Date.

2.Termination of Employment.

(a)Death or Disability.  For purposes of this Agreement, the Executive’s employment shall terminate automatically upon the Executive’s death or “Disability” during the Term. For purposes of this Agreement, “Disability” means that, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Corporation for six (6) consecutive months and within thirty (30) days after written

“Notice of Termination” (as defined in subsection 2(d) hereof) is given, the Executive shall not have returned to the full-time performance of his duties. A determination of “Disability” under this Agreement’s defined terms shall not have any impact on whether the Executive’s employment has terminated for purposes of the disability determinations under the Corporation’s long-term disability plan or program then in effect.

(b)By the Corporation for Cause.  The Corporation may terminate the Executive’s employment during the Term for “Cause” or for reasons other than for Cause.  For purposes of this Agreement, “Cause” shall mean termination (i) upon the willful and continued failure of the Executive to perform his duties with the Corporation (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive or on account of “Constructive Termination” (as defined in subsection 2(c) hereof), after a written demand for substantial performance is delivered to the Executive by the Corporation, which demand specifically identifies the manner in which the Board of Directors of the Corporation (the “Board”) believes that the Executive has not substantially performed his duties, or (ii) the willful engaging by the Executive in conduct that is injurious to the Corporation, monetarily or otherwise.  For purposes of this subsection, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Corporation.

(c)By the Executive for Constructive Termination.  The Executive may terminate his employment during the Term for “Constructive Termination.”  For purposes of this Agreement, “Constructive Termination” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following circumstances, unless such circumstances are corrected prior to the “Date of Termination” (as defined in subsection 2(e) hereof) specified in the Notice of Termination given in respect thereof:

(i)A material reduction in the Executive’s annual base salary (“Annual Base Salary”) except for across-the-board salary reductions similarly affecting all similarly situated executives of the Corporation, or the failure of the Corporation to pay to the Executive any material portion or installment of deferred compensation under any deferred compensation program of the Corporation within fourteen (14) days of the date such compensation is due;

(ii)The failure by the Corporation to continue in effect any compensation or benefit plan in which the Executive participates as of the Effective Date that is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed as of the Effective Date, except for across-the-board benefit reductions similarly affecting comparably situated executives of the Corporation;

(iii)The failure by the Corporation to continue to provide the Executive with benefits substantially similar to those enjoyed by similarly situated executives under any of the Corporation’s life insurance, medical, health and accident or disability plans in which the Executive was participating as of the Effective Date, or the failure by the Corporation to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect as of the Effective Date;

(iv)The failure of the Corporation to obtain satisfactory agreement from any successor of the Corporation to assume and agree to perform this Agreement, as contemplated by subsection 6(b) hereof; or

(v)Any material breach by the Corporation of any other material provision of this Agreement.

No circumstances other than those set forth in subsection 2(c)(i) through 2(c)(v) above shall constitute Constructive Termination.  In the event the Executive believes such Constructive Termination exists, he shall, in advance of delivery of any Notice of Termination, specify to the Corporation in writing the circumstances alleged to constitute Constructive Termination, and provide the Corporation with a reasonable period of time within which to cure such circumstances.

Notwithstanding the foregoing, in the event that the Executive terminates his employment during the Term for Constructive Termination following the occurrence of a “Change in Control,” as defined in Section 2 of the letter agreement effective as of [DATE], (the “Change in Control Severance Agreement”), between the Corporation and the Executive, then in lieu of the definition set forth in this subsection 2(c) above, “Constructive Termination” shall have the meaning ascribed to it in subsection 4(iv) of the Change in Control Severance Agreement.

(d)Notice of Termination.  Any termination by the Corporation for Cause, by the Corporation in connection with the Executive’s Disability, or by the Executive for Constructive Termination, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement.  For purposes of this Agreement, a “Notice of Termination,” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  With respect to the Executive’s Notice of Constructive Termination, the Executive must provide such notice no later than 90 days following the time that the reason for the Constructive Termination arises and the Corporation must have at least 30 days to cure the condition, and the employee must resign within one (1) year of the initial occurrence of the event. Except as provided in this paragraph, the failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Constructive Termination for Cause shall not waive any right of the Executive or the Corporation hereunder or preclude the Executive or the Corporation from asserting such fact or circumstance in enforcing the Executive’s or the Corporation’s rights hereunder.

(e)Date of Termination.  “Date of Termination” is defined based on the reason for termination as set forth in the chart below.

Reason for Termination	“Date of Termination”
Termination for Cause	The date specified in the Corporation’s Notice of Termination.
Constructive Termination	The date specified in the Executive’s Notice of Termination.
Death of Executive	The date of death.
Disability of Executive	The date that is 30 days after the Corporation gives the Executive the Notice of Termination, provided that the Executive does not return to work before that date, as provided in subsection 2(a).
Termination for anything other than for those reasons listed above	The last date on which the Executive is employed by the Corporation.

Notwithstanding anything to the contrary contained in this Agreement, the Executive shall not be considered to have terminated employment with the Corporation for purposes of this Agreement unless the Executive would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code.

(f)Termination Following Change in Control.  Notwithstanding subsection 3(a)(ii) and (iii) hereof, in the case of termination, during the Term, by the Corporation other than for Cause or by the Executive for Constructive Termination, following the occurrence of a “Change in Control,” as defined in Section 2 of the Change in Control Severance Agreement, the Executive shall be entitled to a benefit (the “Change in Control Benefit”) equal to the greater of:  (i) each of the benefits otherwise provided in Section 3(a) hereof, and (ii) each of the benefits provided under Section 5(iii) of the Change in Control Severance Agreement.  Notwithstanding the foregoing, if the Change in Control Benefit would be subject to an excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Change in Control Benefit paid to the Executive shall be either (1) or (2) below, based on which of the two alternatives would result in the greater net after-tax payment to the Executive:  (1) payment of the entire Change in Control Benefit; or (2) payment of the portion of the Change in Control Benefit equal to 299% of the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code.  Any calculations regarding the applicability of the Excise Tax to any payments under this subsection (f) shall be made in accordance with subsection 5(vi)(b) of the Change in Control Severance Agreement and any reductions in payments shall be made in accordance with subsection 5(vi)(a) of the Change in Control Severance Agreement.

Payment of the lump sum and other amounts payable following the occurrence of a Change in Control (as defined in Section 2 of the Change in Control Severance Agreement) as provided under this Section 2 shall be made without any requirement for the execution of the Release set forth in subsection 3(a)(iii) or any other similar release.

3.Obligations of the Corporation upon Termination.

(a)Eligible Terminations.  For purposes of this Agreement, an “Eligible Termination” means one of the following occurs during the Term: (A) if the Corporation shall terminate the Executive’s employment for any reason other than for Cause; (B) if the Executive shall terminate his employment for Constructive Termination; or (C) if the Executive’s employment shall terminate by reason of the Executive’s death or Disability. If the Executive’s employment terminates due to an Eligible Termination, then even though such Termination may result in the Executive taking retirement:

(i)The Corporation shall pay to the Executive (or, if applicable, the Executive’s beneficiary or estate) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, paid in the form of a lump sum within thirty days (30) days of after the Date of Termination.

In addition, the Corporation shall pay to the Executive an amount equal to the Executive’s annual incentive compensation (“Annual Incentive Compensation”), calculated in accordance with the provisions of the Corporation’s Short Term Incentive Plan (“STI Plan”)  or successor or other similar plan or plans in effect from time to time; provided however, to the extent that the Executive would not be otherwise entitled to the Annual Incentive Compensation thereunder by reason of failing to remain employed with the Corporation until the date specified under the Annual Incentive Compensation Plan or failing to satisfy a specified attained age, service or similar requirement, then such requirement shall not provide a basis for forfeiture of payment for such fiscal year in which termination occurs.  This amount will be paid at such time as amounts are regularly paid under the applicable plans but in no event later than March 15 of the year following the year that includes the Date of Termination, unless otherwise provided pursuant to the terms of applicable effective deferral elections; and

ii)In the event of an Eligible Termination excluding Termination due to death or Disability, then the Corporation shall pay the Executive, in a lump sum, an amount equal to eighteen (18) months of the full premium amounts (employer and employee portions) for life, disability, accident and health insurance benefits at the coverage levels and rates in effect for the benefit of the Executive as of the Date of Termination, as determined in the sole discretion of the Corporation. Such lump sum will be paid to the Executive five (5) days following the date that is six (6) months following the date after the Executive’s separation from service; and

(iii)In the event of an Eligible Termination excluding Termination due to death or Disability, then the Corporation shall tender to Executive the Release set forth in Exhibit 3(a)(iii) as soon as possible, but in no event later than three (3) days after Termination, with only such amendments as are required by law to carry out the provisions of the Release.  The Corporation shall give the Executive the time required by law to consider the Release.  Executive understands and agrees that, in order to receive the lump sum amounts provided in this subsection 3(a)(iii), the Executive must execute the Release and allow the Release to become effective in its entirety, including but not limited to, claims under the Age Discrimination in Employment Act (“ADEA”).

Upon receipt of the executed Release and the Release becoming fully effective with respect to the claims intended to be released thereby, including but not limited to claims under the ADEA, the Corporation shall five (5) days following the date that is six (6) months following the date after the Executive’s separation from service:  (A) pay to the Executive a lump sum amount, in cash, equal to [two (2.0)/one and one half (1.5) times] the sum of (x) the Executive’s Annual Base Salary in effect immediately prior to the Date of Termination, and (y) the Executive’s Annual Incentive Compensation the Executive, for the fiscal year in which the Date of Termination occurs; (B) also pay to the Executive the actuarial present value of all benefits under the Corporation’s defined benefit pension plan(s) and any supplemental executive retirement plan(s) to which the Executive would have been entitled had he remained in employment with the Corporation for an additional eighteen (18) months, each, where applicable, at the rate of Annual Base Salary, and using the same assumptions and factors, in effect at the time Notice of Termination is given, minus the actuarial present value of the benefits to which he is actually entitled under the abovementioned plans, as determined in the sole discretion of the Corporation.

(iv)Subject to subsection 2(f) hereof, the Corporation shall pay or otherwise perform its obligations to the Executive under any benefit or other then-existing plan, policy, practice or program of the Corporation, including those related to, but not limited to, individual outplacement services in accordance with the general custom and practice generally accorded to comparably situated executives, severance compensation, vacation payments, stock options and deferred compensation, as well as under any contract or agreement entered into before or after the date hereof with the Corporation other than the Prior Severance Benefit Agreement.

(b)Termination of the Executive for Cause or by the Executive Other than for Constructive Termination.  If the Executive’s employment shall be terminated for Cause during the Term, or if the Executive terminates employment during the Term other than a termination for Constructive Termination, which he shall not be prohibited from doing, no payments shall be due under this Agreement.

(c)Legal Expenses.  If either party is required to commence any suit, proceeding, action, or arbitration to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs, expenses, and any other relief to which the prevailing party may be entitled from the non-prevailing party. Such payments shall be made within thirty (30) business days from the date the prevailing party delivers the written request for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require; provided however, that the reimbursement of legal fees will not be made later than the end of the calendar year following the calendar year in which the expenses were incurred.

4.Mitigation.  Except as provided in subsection 3(a)(ii) hereof, in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

5.Confidential Information and Nondisparagement.  The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret, confidential or proprietary information, knowledge or data relating to the Corporation or any of their affiliated companies, and their respective businesses, that shall have been obtained by the Executive during the Executive’s employment by the Corporation or any of their affiliated companies and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  During the Term, and at all times thereafter, regardless of the reason for termination of the Executive’s employment, the Executive shall not, without prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.  The Executive understands that during the Term, the Corporation may be required from time to time to make public disclosure of the terms or existence of this Agreement in order to comply with various laws and legal requirements.

During the Term and at all times thereafter, the Executive shall not disparage or negatively criticize, orally or in writing, the performance of the Corporation, the Board, any director of the Corporation, any specific former or current officer of the Corporation or any operating company, or the Corporation’s management group to any person; provided, however, that the Executive may divulge, discuss or provide the information described in the preceding paragraph to the extent that he is compelled by law to do so, and, in such event, the Executive shall notify the Corporation immediately upon any request or demand for information so that the Corporation may seek a protective order or other appropriate remedy.

6.Successors.

(a)This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive, except that this Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such succession had taken place.

7.Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement shall be settled exclusively by arbitration conducted before one arbitrator in Broomfield, Colorado, in accordance with the rules of the American Arbitration Association then in effect relating to employment disputes.  The Corporation shall pay the fees of the arbitrator.  The arbitrator shall be officed within the Denver-Boulder-Greeley, Colorado Consolidated Metropolitan Statistical Area as defined by the Office of Management and Budget.  The determination of the arbitrator shall be conclusive and binding on the Corporation and the Executive, and judgment may be entered on the arbitrator’s award in any court having appropriate jurisdiction; provided, however, that the Corporation shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 5 of this Agreement.

8.Miscellaneous.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

(b)The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought.  No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Corporation to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(d)The parties hereto acknowledge and agree that the Executive’s employment relationship is employment at will, except for the Corporation’s obligations under this Agreement.

(e)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:[NAME]

[ADDRESS]

If to Ball Corporation:Ball Corporation

9200 West 108th Circle

Westminster, Colorado 80021

Attention:  Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(f)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation or group benefit plan in which Executive participates.

(h)The Executive’s or the Corporation’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, including without limitation the right of the Executive to terminate employment for Constructive Termination pursuant to subsection 2(c) of this Agreement, or the right of the Corporation to terminate the Executive’s employment for Cause pursuant to subsection 2(b) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i)This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment may only be made upon a "separation from service" under Section 409A. This Agreement may be amended without Executive’s consent to the extent necessary (including retroactively) by the Corporation in order to preserve compliance with Section 409A. Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Corporation has caused this Agreement to be executed as of the day and year first above written.

BALL CORPORATION

[NAME]

EXECUTIVE

[NAME]